Exhibit 10.23

Description of Second Amendment to the Employment Agreement of Anthony L. Genito, effective as of August 28, 2009

Effective as of August 28, 2009, the board of directors of Spectrum Brands, Inc. increased the annual base salary of Anthony L. Genito to $425,000, which increase amended that certain Amendment to the Employment Agreement, effective as of February 24, 2009, by and between Spectrum Brands, Inc. and Anthony L. Genito. At that time, Mr. Genito’s target long term incentive plan payout amount was also increased to 150% of his base salary.